As filed with the Securities and Exchange Commission On February 17, 2004
Registration No. 333-105778

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGNADATA, INC.
(Name of small business issuer in its charter)

Delaware	7374	05-0554486
(State of incorporation)	(Primary Standard	(I.R.S. Employer
	Classification Code No.)	Identification No.)

The Europa Center
100 Europa Drive, Suite 455
Chapel Hill, North Carolina 27514
919-933-2720
(Address and telephone number of principal executive offices)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE  19801
New Castle County
(302) 658-7581
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

James F. Verdonik, Esq.
Daniels Daniels & Verdonik, P.A.
P.O. Drawer 12218
Research Triangle Park, North Carolina 27709-2218
(919) 544-5444
(919) 544-5920 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock being offered hereunder have been sold, up to a maximum of 180 days.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1) FEE	AMOUNT OF REGISTRATION
Common stock, par value $0.001 per share	30,000,000	$0.10	$3,000,000	$276.00
TOTAL	30,000,000	$0.10	$3,000,000	$276.00

(1)          Estimated for purposes of computing the registration fee pursuant to Rule 457.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

 Subject to completion, dated ___________, 2004

PROSPECTUS

MAGNADATA, INC.
30,000,000 SHARES OF COMMON STOCK

MagnaData, Inc., a Delaware corporation ("MagnaData"), of 30,000,000 shares of our common stock. MagnaData will sell the shares from time to time at an offering price of $0.10 per share. We are offering up to a total of 30,000,000 shares of our Common Stock on a best efforts basis. There is no minimum number of shares that we have to sell. There will be no escrow account. We will be free to use the proceeds of sale of our shares as soon as shares are sold and there will be no refunds. The offering will be for a period of 90 days from the effective date. We reserve the right to extend the offering if we choose, up to a maximum of 180 days.

	Per Share	Total
Initial Public Offering	$0.10	$3,000,000
Underwriting Discount	– –	– –
Proceeds, before expenses to MagnaData	$0.10	$3,000,000

No public market currently exists for the shares of our common stock.

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 6.

We are located at The Europa Center, 100 Europa Drive, Suite 455, Chapel Hill, North Carolina 27514. Our telephone number is 919-933-2720.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLE THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is February 17, 2004

Dealer Prospectus Delivery Obligation

Until __________, 2004 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

PROSPECTUS SUMMARY

MagnaData, Inc. (“MagnaData”) was incorporated under the laws of Delaware on February 6, 2003.  MagnaData, through its wholly-owned operating subsidiary, MagnaData (NC), Inc., a North Carolina corporation, plans to advise Internet Service Providers how to develop and sell e-commerce intelligence, or metrics and data related to online commercial activity.  MagnaData has not yet generated any revenues.

THE OFFERING

Shares offered by MagnaData	Up to 30,000,000 shares of Common Stock, par value $0.001 per share.
Offering price per share	$0.10
Proceeds to MagnaData	Approximately $3,000,000. We will use the proceeds to pay for offering expenses and working capital. See “Use of Proceeds.”
No Minimum Proceeds	There is no minimum required to be sold in this offering. Proceeds of sales will not be held in escrow and we will be free to use the proceeds as and when proceeds are received by MagnaData.
Number of Shares Outstanding

1,505,000 shares of Common Stock were outstanding prior to this offering.  Up to 31,505,000 shares of Common Stock will be outstanding after completion of this offering if we sell all the shares being offered.

SUMMARY OF HISTORICAL FINANCIAL DATA

MagnaData is a newly-formed company and thus no historical financial data is available. From the period February 6, 2003 (date of inception) through December 31, 2003, MagnaData has had no revenues and had incurred general and administrative expenses of $107,253.  Also at December 31, 2003, we had current assets of $6,052 and current liabilities of $67,700.

RISK FACTORS

RISKS CONCERNING OUR BUSINESS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below before you purchase any of our common stock.

If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected.  In this event you could lose all or part of your investment.

(1)  We have no operating history, revenues and profits in the e-commerce intelligence industry or otherwise, and therefore it will be difficult for you to analyze our prospects and our business model.

We are a new enterprise that has no operating history and no revenues upon which you can base an evaluation of our business and prospects, and thus it will be difficult for you to analyze our prospects, business model, and the appropriateness of making an investment in us.  We are subject to all of the risks inherent in the establishment of a new business enterprise, and more particularly we do not know if we will be able to effectively market our services to Internet Service Providers (“ISPs”) and obtain sufficient ISP customers to become profitable.  MagnaData may never generate revenues or become profitable.

(2)  We need to raise approximately $1,368,000 to pay offering expenses, repay debt and conduct operations during our first year and approximately $3,000,000 during the first two years, and you may lose all of your investment, if we fail to raise such amounts.

We need to raise approximately $1,368,000 either in this offering or in subsequent capital raising activities, to pay offering expenses, repay debt and conduct operations during our first year.  Our first two years of operations will require approximately $3,000,000.  In the current economic environment, it is extremely difficult for companies without profits or revenue, such as MagnaData, to raise capital.  MagnaData may not be able to raise the capital we need in this offering or in later financings to conduct our business.  If we fail to raise the capital we need, we will not be able to conduct our business and you may lose your entire investment.  Even if we are successful in raising the additional funds, we may have to accept terms that adversely affect our stockholders.  For example, the terms of any future financing may impose restrictions on our right to declare dividends or on the manner in which we conduct our business.

(3)  MagnaData may not be successful in convincing ISPs to diversify their product line to include e-commerce intelligence.  If MagnaData cannot do this, its business will fail.

MagnaData’s business depends entirely on convincing ISPs to diversify their businesses by selling e-commerce intelligence.  This will require ISPs to invest resources to collect, process and sell e-commerce intelligence.  ISPs may not be willing to divert capital and other resources away from their core businesses to the e-commerce intelligence business.  If MagnaData cannot convince ISPs to enter the e-commerce intelligence business, MagnaData’s business will fail.

(4)  ISPs may decide to enter the e-commerce intelligence business without the assistance of outside advisors, such as MagnaData.  If they do so, MagnaData’s business will fail.

ISPs already have access to the data required to conduct an e-commerce intelligence business without outside assistance.  ISPs may decide to enter the e-commerce intelligence business without the assistance of outside advisors, such as MagnaData.  If ISPs enter into the e-commerce intelligence business on their own, MagnaData will have no customers and its business will fail.

(5)  ISPs may insist on owning any intellectual property MagnaData develops.  If we do not own the intellectual property we develop, our ability to build value for shareholders will be limited.  Some customers may refuse to purchase our services or may insist on paying lower fees if the customers do not own the intellectual property Magnadata develops.  In that case, our business may fail.

Consulting firms often face issues with clients over the ownership and use of intellectual property developed by consultants.  MagnaData intends to bargain with its clients to own the intellectual property it develops, but this will be subject to negotiation with clients.  If MagnaData is not successful in bargaining for ownership of intellectual property, its ability to build value for shareholders will be limited.  If MagnaData insists on ownership of intellectual property, some potential clients may refuse to engage MagnaData or may insist on paying MagnaData lower fees for its services.  In that case, our business may fail.

(6)  Concerns by the customers of ISPs about the privacy of online activity may cause ISPs to decide not to enter the e-commerce intelligence business.  If ISP’s are not willing to enter into the e-commerce intelligence business, because they may lose customers to ISPs not in the e-commerce intelligence business.  If ISP's are not willing to enter into the e-commerce intelligence business, MagnaData will not have customers or revenue and our business will fail.

Many customers of ISPs are concerned that their online activity remain confidential.  ISPs may fear that entering the e-commerce intelligence business would cause customers to switch to other ISPs that do not conduct an e-commerce intelligence business.  If ISPs are unwilling to enter into the e-commerce intelligence business, MagnaData will have no customers or revenue and its business will fail.

(7)  MagnaData may not be successful in convincing ISPs to cooperate with one another to provide e-commerce intelligence to major corporate accounts, which will require intelligence about a large number of geographic markets.  If MagnaData cannot convince ISPs to co-operate with one another, it will be difficult for MagnaData to generate the type of e-commerce intelligence that merchants and others will be interested in buying.  This may reduce the revenue ISPs can generate from conducting e-commerce intelligence business, which would discourage ISPs from purchasing Magnadata's services.  In that case, our business may fail.

MagnaData anticipates that large corporations, which conduct advertising campaigns across the U.S. or the world, will want e-commerce intelligence about many geographic markets.  Many ISPs either serve a limited number of geographic markets or lack sufficient numbers of subscribers in many markets to provide meaningful e-commerce intelligence.  MagnaData plans to assist ISPs to coordinate with other ISPs to service large corporate accounts.  ISPs, especially those that compete with one another, may be reluctant to co-operate with one another to service large corporate accounts.  Without cooperating to serve large corporate accounts, ISPs may not generate sufficient revenue to justify conducting an e-commerce intelligence business.  If so, MagnaData would not have enough customers to remain in business.

(8)  We have no experience in the e-commerce intelligence business.  This lack of experience may cause us to make decisions about our business that cause us to lose revenue opportunities or incur greater expenses than are necessary.

Although our founder, David Neal, previously worked for Plurimus Corporation, a company in the e-commerce intelligence business, MagnaData itself is a new company and thus has no experience in the e-commerce intelligence business.  This lack of experience will make it more difficult for MagnaData to succeed, because our lack of experience may cause us to make decisions about pricing, marketing and other aspects of our business we would not make if we had experience.  This may result in our losing revenue opportunities or incurring more expense than is necessary.  It will also make it more difficult for you to evaluate our prospects, business model, and chance of success.

(9)  We depend on David Neal, because he is the only person currently affiliated with MagnaData who has prior experience in the e-commerce intelligence business.  Any reduction of his role at MagnaData could cause us to be unable to implement our business plan, which could cause us to lose revenue opportunities and cause our business to fail.

MagnaData’s success will largely depend on the vision, experience, knowledge, business relationships and abilities of our President, Chief Executive Officer and Treasurer, David Neal.  As such, David Neal’s services are required to ensure we implement our business plan, because we depend on Mr. Neal’s past experience with an e-commerce intelligence business to assist us in developing our business of providing e-commerce intelligence services to ISPs.  Any reduction of Mr. Neal’s role may cause our business to fail.  We do not have an employment agreement with Mr. Neal, nor do we have a “key man” insurance policy on his life.

(10)  We will need to recruit telecommunications engineers and network experts with experience in collecting and analyzing internet data, the business of ISPs, data storage and management, marketing and advertising.  Any failure to do so will impede our ability to attract and service customers to generate revenue and may cause our business to fail.

The success of MagnaData depends on our ability to recruit technical and sales personnel, who will act as our customer service team.  Each team is expected to consist of a statistician, a business analyst, a senior technical analyst and a junior technical analyst.  Team members are likely to be telecommunications engineers and network experts who have experience in collecting and analyzing internet data, the business of ISPs and data storage and management as well as some familiarity with marketing and advertising.  These teams will be an integral part of our ability to attract and service ISP customers.  If we are unable to attract and retain good team members with experience in these relevant areas, we will be unable to generate revenue.  Failure to recruit an experienced team may, therefore, cause our business to fail.

(11)  Our independent auditor has indicated that it doubts that MagnaData can continue as a going concern.  Our independent auditor’s opinion may negatively affect our ability to raise additional funds, among other things.  If we fail to raise sufficient capital we will not be able to implement our business plan and you will lose your investment.

Hansen, Barnett & Maxwell, our independent auditors, has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and revenues to date.  This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise.  If we fail to raise sufficient capital, we will not be able to implement our business plan and you will lose your investment.  You should consider our auditor’s comments when determining if an investment in MagnaData is suitable.

(12)  Our directors and officers will not be devoting their full working time and attention to our business.  It will be difficult to implement our business plan, obtain and service customers and generate revenue while our officers and directors are not devoting their full time and attention to the development of our business.  Failure to do all these things will reduce the value of our business

David Neal, our President and Chief Executive Officer, and a member of our Board of Directors, expects to devote approximately ten hours per week, on average, to our business.  David R. Allison, our Secretary and a member of our Board of Directors, expects to devote approximately ten hours per week, on average, to our business.  William H. Conklin, a member of our Board of Directors, expects to devote less than five hours per week, on average, to our business.  MagnaData will find it more difficult to implement our business plan, obtain and service customers and generate revenue while our officers and directors are only devoting a portion of their time and attention to our business, unless we are able to recruit and retain experienced and competent full-time employees who can assume responsibility for operating MagnaData’s business.  Failure to do all these things well may cause our business to fail.

RISKS CONCERNING OUR OFFERING

(13)  There is no escrow account and no minimum amount of proceeds is required for us to begin using the proceeds of this offering.  Consequently, we may not be able to raise the full amount we need to implement our business plan.  This could cause you to lose the full amount of your investment.

We are not required to deposit proceeds of sale of shares in this offering into any escrow account and there is no minimum amount of proceeds required before we can begin using the proceeds of this offering.  We need to raise approximately $1,368,000 to pay offering expenses, repay debt and fund our first year of operation and a total of approximately $3,000,000 to fund two years of operation.  If we fail to raise the full amount we need, we will be required to raise capital by other means.  If we are unable to raise the full amount we need in this offering or by other means, we will be unable to fully implement our business plan and you may lose your entire investment.

(14)  We may not qualify to have our stock quoted for trading on the over-the-counter electronic bulletin board, and therefore you may be unable to sell your shares.  Even if we qualify to have our stock quoted for trading, trading volume may not develop and you may be unable to sell your shares.

Upon completion of this offering, we will seek to have our common stock eligible for quotation in the Over-the-Counter Electronic Bulletin Board (“OTCBB” or “Bulletin Board”).  OTCBB eligible securities include securities not listed on NASDAQ or a registered national securities exchange in the U.S., issued by companies that are required to file reports pursuant to Section 13 or Section 15(d) of the Securities Act of 1933, if such companies are current in their periodical reporting obligations.  MagnaData intends to engage a broker/dealer who will file a Form 211 with the National Association of Securities Dealers (“NASD”), which is required to allow our common stock to be quoted on the OTCBB.  For more information on the OTCBB see its website at www.otcbb.com.  If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so.  If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.”  As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby.  The above-described rules may materially adversely affect the liquidity of the market for our securities. There has been no public market for our common stock.  There can be no assurance that an active trading market will ever develop or, if it develops, will be maintained.  Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you will be unable to sell your shares.  If so, your investment will be a complete loss.

(15)  Our directors, executive officers and consultants beneficially own approximately 85% of our Common Stock.  Their interests could conflict with yours.  These conflicts could cause them to make decisions that benefit them to the detriment of other shareholders.

As of February 1, 2004, our executive officers, directors and consultants were the beneficial owners of approximately 85% of our common stock.  As a result, our executive officers and directors will have significant ability to:

  elect or defer the election of our directors
  amend or prevent amendment of our certificate of incorporation or bylaws effect or prevent a merger, sale of assets or other corporate transaction; and
  control the outcome of any other matter submitted to the stockholders for vote.

As a result of their ownership and positions, our directors and executive officers, collectively, are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

(16)  Sales by officers, directors and consultants could adversely affect of our stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect our common stock, both because significant sales could depress prices, and because sales by management could provide a negative signal to the market about our prospects.

(17)  All of the shares of Common Stock owned by our officers, directors and consultants will be registered later in a registration on Form S-8 and may be resold by them, which may have a negative impact on their interest in MagnaData’s future.

We intend to register all of the shares of our outstanding common stock, including all of the shares held by our officers, directors and consultants.  This will allow our officers, directors and consultants to more easily sell all of their MagnaData stock, which may have a negative impact on their interest in the future success of MagnaData.

(18)  Resales of our stock by purchasers of shares in this offering may have a negative impact on any market that may develop.

The resale of stock by MagnaData’s existing stockholders may have a negative impact on any market that may develop, thereby reducing the market value of your stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature.  Although these statements accurately reflect management’s current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus.  For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the generality of the foregoing, words such as “may”, “intend”, “expect”, “believe”, “anticipate”, “could”, “estimate”, “plan”, or “continue” or the negative variations of these words or comparable terminology are intended to identify forward-looking statements.  There can be no assurance of any kind that such forward-looking information and statements in any way reflect our actual future operations and/or financial results, and any of such information and statements will should not be relied upon either in whole or in part in any decision to invest in the shares.  Many of the factors, which could cause actual results to differ from forward looking statements, are outside our control.  These factors include, but are not limited to, the factors discussed above under “Risk Factors.”

USE OF PROCEEDS

Our offering is being made on a best efforts - no minimum basis.  The first $75,000 raised will be used to pay offering expenses and $5,000 to repay debt.  Year 1 begins when MagnaData recruits its first service team, which is expected to occur approximately 3 months after capital is raised.  We plan to use the net proceeds as follows:

MAGNADATA, INC.
Use of Proceeds if MagnaData raises $750,000

Amount Raised In This Offering	$750,000
Offering Expenses	$75,000
Working Capital	$675,000
Debt Repayment	$5,000
Working Capital Detail In Descending Priority	Year 1
Legal and Accounting	$40,000
Marketing Study	$50,000
CEO	$0
Controller	$0
Statistician(s)	$100,000
Business Analyst(s)	$120,000
Sr. Technical Analyst(s)	$135,000
Jr. Technical Analyst(s)	$85,000
Variable Expenses (Sales and Marketing Expenses)	$61,750
General Overhead and Administration	$45,750
Computer Equipment and Software	$3,500

Total Working Capital Use of Proceeds	$670,000
Balance Original Proceeds Year End	$0*

* Additional capital would be required to fully fund Year 1 if only $750,000 is raised.

MAGNADATA, INC.
Use of Proceeds if MagnaData raises $1,500,00

Amount Raised In This Offering	$1,500,000
Offering Expenses	$75,000
Working Capital	$1,425,000
Debt Repayment	$5,000
Working Capital Detail In Descending Priority	Year 1	Year 2
Legal and Accounting	$145,000	$131,676
Marketing Study	$50,000	0
CEO	$93,753	$0
Controller	$33,750	$0
Statistician(s)	$149,994	$0
Business Analyst(s)	$180,000	$0
Sr. Technical Analyst(s)	$202,500	$0
Jr. Technical Analyst(s)	$127,494	$0
Variable Expenses (Sales and Marketing Expenses)	$196,850	$0
General Overhead and Administration	$68,625	$0
Computer Equipment and Software	$40,333	$0

Total Working Capital Use of Proceeds	$1,288,324	$131,676
Balance Original Proceeds Year End	$131,676	$0*

*Additional Capital would be required to fully fund Year 2 if only $1,500,000 is raised.

MAGNADATA, INC.
Use of Proceeds if MagnaData raises $2,250,000

Amount Raised In This Offering	$2,250,000
Offering Expenses	$75,000
Working Capital	$2,175,000
Debt Repayment	$5,000
Working Capital Detail In Descending Priority	Year 1	Year 2
Legal and Accounting	$145,000	$145,000
Marketing Study	$50,000	$0
CEO	$93,753	$125,000
Controller	$33,750	$45,000
Statistician(s)	$149,994	$149,994
Business Analyst(s)	$180,000	$180,000
Sr. Technical Analyst(s)	$202,500	$202,500
Jr. Technical Analyst(s)	$127,494	$34,182
Variable Expenses (Sales and Marketing Expenses)	$196,850	$0
General Overhead and Administration	$68,625	$0
Computer Equipment and Software	$40,333	$0

Total Working Capital Use of Proceeds	$1,288,324	$881,676
Balance Original Proceeds Year End	$881,676	$0*

*Additional working capital will be required to fully fund year 2 if only $2,250,000 is raised.

MAGNADATA, INC.
Use of Proceeds if MagnaData raises $3,000,000

Amount Raised In This Offering	$3,000,000
Offering Expenses	$75,000
Working Capital	$2,925,000
Debt Repayment	$5,000
Working Capital Detail In Descending Priority	Year 1	Year 2
Legal and Accounting	$145,000	$145,000
Marketing Study	$50,000	$0
CEO	$93,753	$125,000
Controller	$33,750	$60,000
Statistician(s)	$149,994	$200,000
Business Analyst(s)	$180,000	$240,000
Sr. Technical Analyst(s)	$202,500	$270,000
Jr. Technical Analyst(s)	$127,494	$170,000
Variable Expenses (Sales and Marketing Expenses)	$196,850	$209,426
General Overhead and Administration	$68,625	$137,250
Computer Equipment and Software	$40,333	$75,000

Total Working Capital Use of Proceeds	$1,288,324	$1,631.676
Balance Original Proceeds Year End	$1,631,676	$0*

*Year 2 Use of Proceeds reflects hiring a second consulting services team consisting of an additional Statistician, Business Analyst, Senior Technical Analyst and Junior Technical Analyst.

Working capital includes the payment of organization expenses, the cost of our office operations, recruiting additional personnel, salaries, marketing expenses and equipment leases and other operating expenses.  The debt to be repaid is to a person who is not affiliated with MagnaData or its current control shareholders, officers or directors.

We expect to use the proceeds in the following order and priority.  First, to pay for offering expenses.  If additional funds are available, we then expect to repay debt.  If additional funds are available, we then expect to pay to begin efforts to recruit full-time employees and for a marketing study, as well as to pay the legal, accounting, and other costs of being a public company.  Additional funding, if any, will be used for other working capital purposes as when expenditures are necessary.

Employee costs do not include provision for paying current officers or directors until MagnaData raises $1,500,000 or begins to generate revenue, which is expected at the beginning of Year 2.

Our offering expenses are comprised of an SEC filing fee, legal and accounting expenses, printing and transfer agent fees, and state securities registration fees.  Mr. Allison will not receive any compensation for his efforts in selling our shares.

The funds allocated for sales and marketing expenses will be used for several key activities.  The MagnaData team will travel to meet and negotiate with the management of ISPs.  This travel will be organized as economically as possible, concentrating on multiple client meetings in each locale visited.  Travel to meet with potential ISP customers is expected to be emphasized during the earliest stages of company development.  During this stage only marketing representatives will travel to customer meetings.  Once relationships are established, MagnaData representatives will visit customers periodically to maintain and enrich the relationships.  These activities will begin as soon as money is raised since the in-person meetings will ISP executives will provide us with the best opportunity to obtain and refine marketing information.

MagnaData will send representatives to appropriate trade shows where MagnaData will have the opportunity to engage key persons with the ISP’s to discuss the opportunities it offers.  Rather than spending money to exhibit at these shows, MagnaData will send its marketing representatives to key trade shows serving ISP’s.  This will minimize expenses while still affording MagnaData the opportunity to present its business case to the targeted personnel.

Finally, MagnaData will engage in a targeted public relations campaign designed to create useful trade press in publications read by ISP executives.  This campaign will focus on the placement of articles explaining our approach to the e-commerce intelligence business.  Placement of such articles in key publications will provide MagnaData with awareness of its strategy among its target executives.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign  the  use if, in the judgment of our board of directors,  changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in during this offering, we will issue an amended prospectus reflecting the same.  Examples of possible contingencies that may cause us to change the uses of proceeds include that employees may be hired more quickly or slowly than we currently anticipate, compensation may be higher or lower then we currently anticipate, we may need different equipment or software than we currently anticipate or accounting, legal and other expenses of being a public company may be higher or lower than we anticipate.

We believe funds allotted above for sales and marketing efforts and other uses will not be adequate to enable us to fully implement our business plan if we fail to raise at least $3,000,000, although raising $1,368,000 is expected to enable us to pay offering expenses, repay debt and fund one year of operation.  If we fail to raise the full amount we need in this offering, we will have to seek additional capital from other sources.  If we fail to raise the full amount we need from this offering and other resources, we will not be able to fully implement our business plan and you may lose your entire investment.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $3,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.  Among the factors considered were:

  our lack operating history
  the proceeds to be raised by the offering
  the amount of capital to be contributed by purchasers in
  this offering in proportion to the amount of stock to be
  retained by our existing stockholders, and
  our cash requirements.

CAPITALIZATION

As of December 31, 2003, MagnaData has issued 1,505,000 shares of common stock for proceeds of $45,605.  This information should be read in conjunction with the section entitled, Management’s Discussion and Analysis of Financial Condition and Results of Operations our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

As of January 31, 2004, we had issued and outstanding 1,505,000 shares of common stock.  In addition, 30,000,000 shares are being offered in this offering.  Therefore, the first dilution table below is based on 31,505,000 shares of our common stock on a fully diluted basis.

Dilution is a reduction in the net tangible book value of a purchaser’s investment measured by the difference between the purchase price for shares of common stock in this offering and the net tangible book value of all shares of common stock of MagnaData after the shares are sold in this offering on a pro forma basis assuming the only changes to net tangible book value are those arising from (i) the issuance of shares in this offering, and (ii) the receipt of net proceeds of this offering.

Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. The net tangible book value of our common stock is equal to the stockholders’ equity of our common stock as shown on our balance sheet divided by the number of shares of common stock outstanding.

Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered for sale in this offering. Dilution of the value of the shares you purchase in this offering is also a result of the lower book value of the shares held by our existing stockholders.  As a result of such dilution, in the event we liquidated, a purchaser of shares in this offering may receive less than their initial investment and a present stockholder may receive more.

Our net tangible book value as of December 31, 2003 was $61,648 or approximately $0.041 per share.  The adjusted pro forma net tangible book value after this offering (assuming all of the shares are sold in the offering) will be $2,863,352 or $0.091 per share based on a per share price of $0.10 for all shares sold in this offering.

Therefore, the increase in the net tangible book value per share attributable to the offering would be $0.132 if all the shares in this offering are sold.  Therefore, purchasers of shares of common stock in this offering will realize immediate dilution of $0.009 per share or approximately 9% of their investment assuming all of our shares offered in this prospectus are sold.  There is no minimum or maximum amount of shares that must be sold in this offering.  The amount of dilution per share suffered by purchasers of common stock in this offering increases as fewer shares are sold in this offering.  The following table describes the dilution effect if 100% of the shares are sold in this offering; if 75% of the shares are sold in this offering; if 50% of the shares are sold in this offering and if 25% of the shares are sold in this offering.

MagnaData, Inc.
Dilution calculation
As of December 31, 2003

	100% of Shares Offered Are Sold		75% of Shares Offered are Sold
	Aggregate Amounts	Per Share Amounts(1)	Aggregate Amounts	Per Share Amounts(1)
Net Tangible book value before offering(2):	$(61,648)	$(0.041)	$(61,648)	$(0.041)

Offering to new Investors:	$3,000,000		$2,250,000

Less Offering Expenses:	$75,000		$75,000

Net Proceeds of Offering :	$2,925,000		$2,175,00 0

Net Tangible book value after offering:	$2,863,352(3)	$0.091	$2,113,352	$0.089(4)

Increase in Net Tangible Book Value for existing shareholders:		$0.132		$0.13

Offering Price paid by new Investors:		$0.10		$0.10

Immediate Dilution from the public Offering Price for New Investors:		$0.009		$0.011

	50% of Shares Offered Are Sold		25% of Shares Offered are Sold
	Aggregate Amounts	Per Share Amounts(1)	Aggregate Amounts	Per Share Amounts(1)
Net Tangible book value before offering(2):	$(61,648)	$(0.041)	$(61,648)	$(0.041)

Offering to new Investors:	$1,500,000		$750,000

Less Offering Expenses:	$75,000		$75,000

Net Proceeds of Offering:	$1,425,000		$675,000

Net Tangible book value after offering:	$1,363,352	$0.083(5)	$613,352	$0.068(6)

Increase in Net Tangible Book Value for existing shareholders:		$0.124		$0.109

Offering Price paid by new Investors:		$0.10		$0.10

Immediate Dilution from the Public Offering Price for New Investors:		$0.017		$0.032

(1) Per Share Amounts are rounded up or down to the nearest tenth of a cent.
(2) Net tangible book value per share before offering is based on 1,505,000 outstanding shares.
(3) Assumes 31,505,000 shares are outstanding post-offering.
(4) Assumes 23,755,000 shares are outstanding post-offering.
(5) Assumes 16,505,000 shares are outstanding post-offering.
(6) Assumes 9,005,000 shares are outstanding post-offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

Offering Will Be Sold By One of Our Officers

We are offering up to a total of 30,000,000 shares of common stock on a best efforts, no minimum, 30,000,000 shares maximum.  The offering price is $0.10 per share.  There is no minimum number of shares that we have to sell.  There will be no escrow account.  All money received from the offering will be immediately used by us and there will be no refunds.   The offering will be for a period of 90 days from the effective date and may be extended if we choose to do so, up to a maximum of 180 days.

There is no minimum number of shares that must be sold in this offering.  Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus.  No funds will be placed in an escrow account during the offering period and no money will be returned after the subscription has been accepted by us.

We will sell the shares in this offering through David Allison, one of our officers and directors.  Mr. Allison will contact persons with whom he has a preexisting personal or business relationship by telephone.   Mr. Allison will receive no commission from the sale of any shares.  Mr. Allison will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.  The conditions are that:

          1.         The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

          2.          The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

          3.          The person is not at the time of their participation, an associated person of a broker-dealer; and

          4.          The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Allison is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer.   Mr. Allison is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer.  Mr. Allison has indicated to us that he has not during the last twelve months, and will not in the next twelve months, offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We do not intend to utilize the Internet to advertise our offering.  We will also distribute the prospectus to potential investors at the meetings and to friends and relatives of our officers, directors and consultants who are interested in us as a possible investment in the offering.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 90 days.  We may extend the offering period, unless the offering is completed or otherwise terminated by us, up to a maximum of 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

          1.          execute and deliver a subscription agreement in the form attached as Exhibit 99 to the Registration Statement of which this Prospectus is a part

          2.          deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “MAGNADATA, INC.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them, but not earlier than the date this registration statement becomes effective.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock.  We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.  Our board of directors has sole discretion to pay cash dividends, based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

DESCRIPTION OF BUSINESS

The Company

MagnaData was incorporated under the laws of Delaware on February 6, 2003, and its wholly-owned operating subsidiary, MagnaData (NC), Inc. was incorporated under the laws of North Carolina on February 18, 2003. As a new company, MagnaData has not been involved in any bankruptcy, receivership or similar proceedings. Nor has MagnaData been through any material reclassification, merger, consolidation or purchase or sale of significant assets.

MagnaData is a development stage company and has not generated any revenue.  We have minimal assets and we have conducted no operations except for formulating a business plan and fundraising activities.  We have relied on sales of securities to fund all our activities to date.

MagnaData intends to provide consulting and technical support services to Internet Service Providers (“ISPs”) to develop e-commerce market intelligence based on actual Internet activity by their customers and to sell such market intelligence to e-commerce merchants, vendors and service providers who need reliable and immediate metrics of online commercial activity.  MagnaData’s offices are located in Chapel Hill, North Carolina.

The Products and Services

To date, MagnaData has engaged in no material business operations. MagnaData will provide consulting and technical support services to ISPs that will enable the ISPs to provide e-commerce market intelligence to e-commerce merchants, vendors and service providers who need reliable and immediate metrics of online commercial activity.  MagnaData will provide consulting and technical support services to ISPs that will enable ISPs to: (i) collect Internet transaction data at the point consumers access the Internet; (ii) aggregate the information in their databases to where it may be mined to produce online usage profiles and analyses; and (iii) ensure that individual privacy is protected throughout the data storage, mining and dissemination process.

MagnaData’s business opportunity is to provide the services ISPs need to make dual use of their principal tangible asset, which is the capital-intensive technical infrastructure they use to provide Internet service to their customers. The infrastructure elements of a successful e-commerce intelligence business already exist within ISPs. MagnaData believes its services will be attractive to those ISPs that do not yet have experience with e-commerce intelligence, because it will allow them to use existing resources to create an additional revenue stream without adding infrastructure costs to their balance sheet.  We have not identified the ISPs who will most need our services, but we will do so when we conduct our marketing study using proceeds from this offering.

The Internet traffic carried by each ISP’s network provides the raw material for an e-commerce intelligence business, enabling the ISP to offer products summarizing the behavior of Internet users throughout its service footprint. MagnaData will provide consulting services to ISP’s to help ISP’s implement data collection regimes that are both accurate and economical. MagnaData’s experts will also work with the ISP’s technical personnel to build the capability to track the Internet navigation of each customer. Such tracking will create a “click by click” record of each user’s navigation of the Internet. The persons employed by MagnaData for this purpose will be network engineers with backgrounds in communications and telecom engineering.

This record can be used to create actionable information about how users behave on line. Because the products that MagnaData plans to enable ISPs to offer are aggregate products summarizing group behavior as opposed to “one to one” information that reports on the activities of single Internet users, ISP’s will need to store significant amounts of data. This type of storage will require database experts familiar with the intricacies of obtaining, classifying and storing large amounts of data. For this purpose MagnaData will employ database administrators.

Creating databases will also be simplified by using statistical sampling techniques to reduce the amount data that must be stored. Just as it is possible to predict the outcome of an election by polling between 1,100 and 1,200 properly selected likely voters, reliable e-commerce intelligence can be created without collecting and storing all Internet traffic related to a location. MagnaData statisticians will analyze each customer’s objectives so that there is a proper balance between accuracy of e-commerce data and the costs of providing storage for that data. It will only be necessary to collect and retain a small percentage of the data for any location to create usable e-commerce intelligence about that location.

It is also worth noting that the costs of handling large amounts of data have decreased in recent years. Terabytes of data can be stored and handled on machines costing far less than would have been the case only a few years ago. When combined with the sampling techniques that MagnaData will offer this trend will make entry costs in the e-commerce intelligence space more attractive.

ISPs will be concerned about issues of individual privacy and how operating an e-commerce intelligence business will affect their customers’ privacy expectations. Accordingly, the third key service we will provide is to develop privacy protection that ensures that no individually identifiable information will ever be available with respect to any customer. This level of privacy protection will reassure customers with regard to their expectations of privacy on their Internet activities. In addition, it will minimize the ISP management’s concerns about entering the e-commerce intelligence business.

MagnaData will advise partner Internet Service Providers (ISPs) on how to work with major, independent privacy consulting and assurance services firms, to aggregate Internet usage patterns and trends without compromising the privacy of individuals.  These privacy consulting and assurance firms will cooperate with partner ISPs to create a proprietary “geo-coding” process for each MagnaData customer.  MagnaData will, therefore, not conduct a privacy consulting business itself.  Instead, MagaData will assist ISPs to implement the recommendations of privacy consulting firms.  We expect this process will involve attaching a geographic code, representing a census block group, to aggregated Internet activity.  We expect that all personally identifiable information such as the ISP user ID, the customer’s street address, e-mail address, or phone number, will be destroyed.

By outsourcing this geo-coding process to an established and trusted third party, MagnaData’s ISP customers can ensure that their personnel are never in contact with any personally identifiable information whatsoever.  Conversely, the assurance company’s personnel will never be in contact with the MagnaData customer’s database.

MagnaData will require 2-3 months to set up an e-commerce intelligence business at the average customer. One of our functional teams (as described below) will be the basic work unit for MagnaData implementations. Given that the annual “fully-loaded” cost of each team is approximately $360,000, it will cost MagnaData between $60,000 and $90,000 in labor costs to set up the typical client.

MagnaData also believes that it can train ISPs to develop specific types of market intelligence products and services to offer for sale, assistance with selling such products and services, and coordinating with other ISPs to enable them to partner and offer products and services based on larger amounts of data.

The Internet Service Provider Market

The ISP market is divided into Consumer and Corporate markets. According to a study published by Global Information, Inc., a company specializing in market research for the IT and telecom industries, at the end of 2002 the worldwide consumer market was estimated to include revenues of $64.8 billion. The same study estimated the worldwide Corporate market at $55.7 billion in revenues by year-end 2002. Although revenues are expected to grow in the near term, many ISPs operate on thin margins. Market participants with financial strength have also been acquiring companies with less financial strength. Because the services offered by ISPs tend to be of a commodity nature, we believe ISPs will seek to use value-added services like those provided by MagnaData to differentiate themselves from competitors and improve their financial performance. MagnaData intends to capitalize on these market characteristics.

Jupiter Research estimates that there were 75.2 million individual ISP subscribers in the U. S. as of March 3, 2003. As illustrated in the chart below developed by ISP Planet, the top 19 ISPs control almost 70 percent of the subscribers.

Company	Unique Subscribers
AOL	22,192,800
MSN	8,200,000
Earthlink	4,000,000
United Online	2,400,000
Comcast	4,000,000
SBC	2,470,000
Verizon	1,800,000
BellSouth	1,122,000
Cox	1,600,000
Charter	1,272,300
Cablevision	852,800
Qwest	526,000
RCN	441,375
Adelphia	405,000
Covad	0
Mediacom	214,000
Hughes DIRECWAY	152,000
Internet America	103,000
LocalNet	78,000
Total	51,829,275

Most of the largest ISPs listed in this chart will be appropriate targets of MagnaData’s marketing efforts. Because of the size and regional or national distribution of their customer bases, these ISPs provide statistically representative samples that can be used to create highly accurate market research.

MagnaData has not yet performed any sophisticated market studies to validate the potential market for its services. One of the first uses for capital raised pursuant to this offering will be to conduct targeted market studies to refine the product offering. MagnaData believes that its value proposition will be attractive to ISPs because it allows them to create a new revenue stream with business and equipment that they already have.

MagnaData’s marketing approach to ISPs will include the following steps:

  Development or enhancement of relationships with business development officers, CFOs and CEOs.
  Presentations on each ISP’s potential to create an e-commerce intelligence business from the technical resources and data flow already under its control.
  Consultation on the technical and statistical requirements for building the e-commerce business.
  Advice on how to create the most accurate, statistically representative data and reports.

We believe this approach will be successful for several reasons. First, the business of providing Internet service to consumers and businesses is a relatively low-margin business. This characteristic creates financial incentives for ISPs to identify additional revenue sources to increase margins. MagnaData’s advisory service model will make it possible for ISPs to do this without incurring large additional costs for employees or equipment.

Internet service has become a commodity business characterized by significant downward pricing pressure. The business is also characterized by high front-end costs for hardware and other equipment necessary for the provision of service to subscribers. These factors have led to a wave of consolidation in recent years. The infrastructure built by the ISP to carry and manage the traffic created by its customers can be used simultaneously to create e-commerce intelligence. Specifically, MagnaData will assist ISPs in making user identities anonymous, recording information about anonymous subscriber activity, sampling from this data to reduce storage costs and producing the kind of information that is useful to market researchers.

The Online Research Market

According to Inside Research, online research is continuing to displace more traditional forms of market research. Inside Research reports that worldwide spending for Internet research in 2002 was forecast at $766 million, a 27 percent increase over 2001, and a 20 percent increase for 2003.

Competition

The two primary companies in the e-commerce intelligence business are ComScore Networks and Neilsen/Net Ratings (operated by A.C. Nielsen).  Both ComScore and Nielsen gather date from Internet users who voluntarily allow data to be collected from their computers.  Both ComScore and Nielsen are significantly larger and have greater resources than does MagnaData.  MagnaData believes it would be difficult for MagnaData to compete directly with ComScore and Nielsen.  For this reason, MagnaData plans to structure its business so that it assists ISPs to compete with ComScore and Nielsen.  We expect other firms will enter into the business of advising ISPs about conducting an e-commerce intelligence business.

Companies like ComScore and Nielsen/Net Ratings have traditionally relied on paneled-based systems for gathering information. These systems do not provide true randomization of the sample and are subject to the “Hawthorne effect” - people behave differently when they are aware that their behavior is being watched.

Panel-based research is based on several standard techniques. First, the population being measured is defined. To properly define the subject population, the creator of the panel does a precise enumeration of the population and defines the characteristics of the population. Next, the creator uses equal probability sampling methodology, random digit dialing and other standard statistical techniques to select the most representative sample possible.

The creator then uses randomized techniques to recruit members of its panels, emphasizing careful efforts to obtain as high as possible participation from qualified contacts. Once the initial recruitment is completed it is necessary to use standard statistical techniques to reduce known, quantifiable biases in the sample. This step gives appropriate weight to each panelist.

Once the weighting of the sample is completed, the sample is projected to the defined population. Companies like ComScore and Nielsen/Net Ratings have traditionally relied on paneled-based systems for gathering information. These systems are less effective at providing true randomization of the sample and are subject to the “Hawthorne effect” which hypothesizes that  people behave  differently when they are aware that their behavior is being watched. In addition, many people use rewards or premiums for panel members which contributes to bias in the sample.

Using information generated by ISP traffic reduces the risk that behavior is affected by people’s awareness of being watched.

Any collaboration with the ISP by the current market leaders requires them to create a financial arrangement to compensate the ISP for the data. In this model there is pressure for the ISP to maximize the cost of the data to the e-commerce intelligence provider. Conversely, the e-commerce intelligence company prefers to treat the data source as a commodity provider in order to capture the highest portion of the value created.

MagnaData intends to compete by assisting ISPs to use its raw material (data) and capture the high-margin return associated with the provision of e-commerce intelligence.

Business Strategy

Our business strategy has been developed by our Chief Executive Officer with the assistance of Tryon Capital.  To date, Tryon Capital has assisted in developing the business plan, projecting costs, doing industry analysis and internal projections.

MagnaData requires approximately $1,288,000 to fund its first year of operations. This will provide the Company with sufficient funds to begin visiting ISP executives and to hire the first cross-functional team to begin operations, although that amount is not adequate to fully fund our business plan.

MagnaData believes that it can assist ISPs in building e-commerce intelligence that is more reliable than that offered by other providers of e-commerce intelligence, because ISPs have access to greater amounts of data than other providers. MagnaData will work with ISP’s to position them to provide e-commerce intelligence based on anonymous observation of Internet users, thus eliminating the problem created when users know they are being observed.

Instead of building the infrastructure necessary to compete directly with companies like Nielsen, MagnaData will facilitate ISPs’ entry into this business. MagnaData will advise the ISPs on how to use their existing hardware investment and data potential to provide the most reliable form of e-commerce intelligence from the data traffic they already facilitate.

MagnaData has not conducted any marketing studies or surveys to gauge whether the services we plan to offer will be purchased by ISPs.  We plan to use part of the proceeds of this offering to conduct such a market study.  This will be one of the first uses of capital raised by MagnaData in this offering after we pay offering expenses.  We expect the marketing survey will be completed during the first three months after we raise sufficient capital to conduct the study while we are recruiting our initial customer service team, but before we begin to make sales calls on potential ISP customers

The goals of the market study will include the following:

(1) Determining which ISP’s represent the best targets for MagnaData’s services;

(2) Understanding the ISP’s expectations and requirements for financial terms for partnering with MagnaData;

(3) Clarifying which types of data services the ISP’s will be most successful selling; and

(4) Confirm our pricing strategy.

Both national and regional ISPs are within our potential market.  MagaData will determine which group of ISPs to target first after MagaData completes the marketing study described above.

The largest national ISP’s will have sufficient coverage throughout the nation to provide a statistically representative sample of data from all significant metropolitan areas. These ISP’s will be able to offer e-commerce intelligence reports on most if not all the geographic regions that would be of interest to the users of this data. Should MagnaData extend its business down market to regional ISP’s the geographic reach of the ISP customers will become an issue.

While there is a market for e-commerce intelligence based on data from regions of the country or specific metropolitan areas, providers who offer only such geographically limited services will likely be at a competitive disadvantage against the larger national players who can provide such intelligence solely from their own networks. Therefore it will be necessary for regional ISP’s to create alliances to provide the same level of geographic coverage offered by the national ISP’s if they are to compete with them directly in the e-commerce intelligence business.

From MagnaData’s point of view it may not be necessary to convince regional ISP’s to cooperate. MagnaData can build its business by focusing on the national ISP’s. The market may also prove receptive to regional or local reports that the smaller ISP’s can provide based solely on their own network footprint.

ISPs have already invested in access to communication lines and hardware to carry traffic for their customers. With the addition of database storage capacity (which is plentiful in the current secondary market for equipment) ISPs can adapt their business structure to operate in the e-commerce intelligence space.

MagnaData believes its business model of advising ISPs about how to conduct an e-commerce intelligence business – rather than conducting this business itself – gives it a significant competitive advantage over companies like ComScore and Nielsen. MagnaData will be paid on various fee for services bases, and will not have to bear the costs of developing and marketing the e-commerce business, nor will it have to bear the costs of owning and operating the data storage and computer equipment needed to store and mine the data that goes into creating e-commerce market intelligence reports.

To convince ISPs to enter the e-commerce intelligence market in partnership with MagnaData, we will provide the initial advice and set up work to them in exchange for expenses only. This will lower the barrier to entry for the ISP and make it easier for MagnaData to sign contracts for our services.

In exchange for doing the set up work at cost, MagnaData intends to charge ISPs a commission on revenues ISPs generate from their e-commerce intelligence business. Our target commission rate is 12% of the revenue received by the ISP from its e-commerce intelligence business. For additional work needed by the ISP after commencement of its e-commerce intelligence services we intend to charge a typical consulting markup of approximately 200% of the utilized employee’s fully-loaded costs.  Based on MagnaData personnel’s experience, in both providing consulting services to others and in purchasing consulting services from others, we believe this will allow us to offer pricing that is competitive with other consulting organizations.  We will seek to confirm this expectation when we conduct our market study discussed above and begin calling on potential ISP customers.  Follow on work for ISPs we will seek to provide includes refinement of data reports, development of new or additional data reports and assurance services to maintain the accuracy of data products offered.

This fee structure will provide the ISP with an easy way to enter the business. Availability of MagnaData’s expert staff will also mean that the ISP will need to employ fewer permanent workers to staff the business, because the work will have been outsourced to Magnadata's consulting team.

To operate effectively in this marketplace, MagnaData will need to employ:

  Experts in ISP infrastructure.
  Experts in data products.
  Statisticians.

These experts will be deployed in cross-functional teams to advise ISPs on how to extract data from traffic carried on their networks. Additional advice will be provided to ISPs to guide in optimal methods of storing the data in standard databases. E-commerce data experts will then advise the ISPs on the most marketable types of business intelligence that can be derived from their data. Statisticians will ensure that the data produced is accurate.

MagnaData’s location in the Research Triangle area of North Carolina will be helpful in providing MagnaData with access to the key types of employees needed to operate its business. Experts in ISP infrastructure are likely to be telecommunications engineers or network experts. MagnaData’s home area has been recognized as supporting one of the world’s most significant concentrations of these engineers. Both the University of North Carolina at Chapel Hill and North Carolina State University in Raleigh produce significant numbers of statisticians, providing the company with a ready made pool of workers for that need.   Data products experts will be recruited from the ranks of industries that the ISP’s wish to target as customers. There are many users of marketing data in key industries such as financial services, consumer goods and healthcare. These industry experts will help our customers tailor their products to the end-user. Principals of the company have significant experience in recruiting and retaining each of these classes of workers.

MagnaData expects to employ a small number of business analysts, marketing research experts and technical infrastructure experts to advise ISPs. The employees will be organized into self-sufficient cross-functional teams. This compartmental approach will also allow MagnaData to grow in  a logical manner to meet the increasing demands for its advisory services.

Employees

As of February 1, 2004 MagnaData (NC) has one employee, its President and Chief Executive Officer.  We will need to hire technical and sales personnel or consultants in order for our business to succeed as described under Business Strategy.  There are no collective bargaining agreements in effect.

As described above, MagnaData plans to hire cross-functional teams to staff its advisory business. Each team will consist of:

  1 Statistician – The statistician will work with client companies to ensure that data is collected and reported in an accurate, statistically representative method.
  1 Business Analyst – The business analyst will work with the ISP to use raw data to create meaningful marketing information. The business analyst will have consumer marketing experience in one or more industries.
  2 Technical Analysts – These employees will advise ISPs on how to collect data from their networks, maintain subscriber privacy and store data for use in e-commerce intelligence reports.

These employees will represent the majority of the costs for MagnaData. Each team is estimated to serve at least three major customers.

Intellectual Property

We have no trademark, copyright or patent protection at this time.  We expect to develop intellectual property as we conduct our operations.  We expect that a major issue in negotiations between MagnaData and ISP customers will be the extent to which MagnaData owns and has the right to use the intellectual property we create.  Our ISP customers may insist on owning the intellectual property we create.

In the process of serving each customer, MagnaData will obtain process know-how and may develop patentable processes or technology. This intellectual property is likely to consist of software related to data extraction and database management.  Although we plan to offer the setup services without charge, some customers may assert rights to the intellectual property created by MagnaData in setting up their e-commerce intelligence business. We will negotiate with each customer to clarify that the intellectual property rights are owned by MagnaData. We will offer each customer a fully-paid perpetual license to the technology created in this manner but will seek to limit their use of the technology to internal purposes.  We expect some potential customers may refuse to deal with us on these terms, or may seek price concessions as a result of our insistence on these terms.

Properties

We currently utilize office space provided by Tryon Capital, Inc., a company operated by Peter L. Coker, Sr., one of our shareholders.  Our monthly payment for this space is $1,000; we do not have a formal sublease agreement with Tryon Capital, Inc.  We believe that our office space is adequate and suitable for its intended purpose, but we will need to locate additional or new space as we ramp up our operations once the additional funding we require is obtained.  We believe 5,000 square feet of space will be adequate for the next two years.

Equipment

The equipment required by MagnaData will be limited to the desktop computers, phone system and the servers necessary to create an internal network. We estimate that each team will need no more than $20,000 in computer equipment. The infrastructure necessary create the e-commerce intelligence will be within the client organizations. The ISPs will operate this equipment themselves, subject to MagnaData’s advice.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

MagnaData was incorporated under the laws of Delaware on February 6, 2003, and its wholly-owned operating subsidiary, MagnaData (NC), Inc., was incorporated under the laws of North Carolina on February 18, 2003.  MagnaData intends to conduct all of its active business through MagnaData (NC).  MagnaData (NC) has had no operating revenue to date.

Management’s discussion and analysis of financial condition and results of operations

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.   You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus.  These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage company and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion in their audit report.  This means that our auditors believe there is doubt that our business operations can continue for the next 12 months unless we obtain additional capital.  This is because we have not generated any revenues and no revenues are anticipated until and unless we raise approximately $1,368,000 of capital which is necessary to pay offering expenses, repay debt and to fund our operation until we anticipate we will be able to sell and provide services.  To date, we have raised a total of $45,500 from a private stock offering.

First Year Summary Business Plan

As is described in greater detail in “Description of Business,” our business is to provide consulting and technical support services that will enable ISPs to conduct e-commerce intelligence business.  Our services will be priced in a combination of (i) cost recovery only for initial set up, (ii) a percentage of revenue ISPs generate from their e-commerce business operations and (iii) ongoing consulting services.

We estimate we will have approximately $1.288 million of expenditures during our first year of operation.  This amount may be reduced by $93,753 if we fail to raise $1,500,000 and we do not generate revenue during the first year as no salary would be paid to the Chief Executive Officer until we raise $1,500,000 or begin to generate revenue.  We expect business to increase and necessitate a 50 percent increase in costs in Year 2.  We believe it will be necessary to raise approximately $1.368 million to provide sufficient funds to pay offering expenses, repay debt and for one year of operations as described above.  We believe this amount will be sufficient to allow us to generate our first revenue.  Generating revenue may make additional financing possible.  For each $500,000 we raise above the $1.368 million, we will be able to deploy an additional cross-functional team to provide services to ISPs.

Operations will commence with the CEO recruiting the remainder of the team and supervising the initial marketing study.  Recruitment is expected to require three months.  During this time, MagnaData will engage a marketing research firm to interview ISP decision makers about the features and characteristics they would like to see in MagnaData’s services offering.

When MagnaData hires its first cross-functional team, it will begin calling on ISPs.  We expect to pay no salaries until the entire team has been recruited.  Spending estimates above for the first year, therefore, start at this three month mark.  We expect it will take approximately three months to recruit the team and begin calling on ISPs. We expect to target five large ISPs in the first phase of operation with the goal of executing contracts with two of them within six months. The entire cross-functional team will need to be in place for this stage of effort because the sales process will require a test phase that will mirror the actual execution of the customer strategy.  MagnaData expects to receive its first revenues six months after signing contracts with the ISPs, or approximately twelve months after the first service team is recruited.

We are not going to buy or sell any plant or significant equipment.  We expect our employment and other expenses will increase as we hire employees and begin marketing and servicing customers as described under “Description of Business” above.

Detailed Plan of Operations For The First Twelve Months

A detailed plan of operations for the first twelve months following our commencing sales of common stock in this offering is set forth below.

All dates below refer to quarters and months that begin after our first sale of common stock in this offering.  This is a plan only, and there can be no assurances that we will be able to perform according to our plan.  We reserve the right to change our plan to adapt to changing circumstances, including customer response and the availability of funds.

Anticipated Major Events and Timing

First Quarter-

1.     MagnaData will identify potential candidates for the first “cross-functional” team and negotiate terms of employment.

 2.    Develop list of ISP’s that we plan to target upon inception marketing of activities.

3.     Identify part-time controller for hiring upon completion of financing.

Second Quarter -

4.   Commission and supervise initial marketing study to refine MagnaData’s approach to the market.

5.   Acquire computer equipment and set up IT infrastructure.

6.   Identify and contract for office space or executive suite to serve as headquarters for the Company. Set up offices, including physical infrastructure.

7.   Hire Controller and begin developing financial infrastructure.

8.   In the first month of the quarter, hire one four-person cross-functional team (consisting of a Business Analyst, a Statistician, a Senior Technical Analyst and a Junior Technical Analyst)  to call on the first five potential ISP customers for MagnaData. Train team on MagnaData’s   approach to the business.

9.   In the first month of the quarter, hire a Statistician and Business Analyst for the second cross-functional team.

10.  In the second month of the quarter, hire a Senior Technical Analyst and a Junior Technical Analyst.

11.  Travel to sites of potential first customers.

12.  Perform statistical analyses of each customer’s data flow for representative nature and usefulness as source of marketable data products.

13.  Evaluate customer data networks to understand technical infrastructure for the purpose of designing data collection methodologies and data storage.

14.  Develop high-level design of data products for each customer and agree on preliminary outline of product mix.

Third Quarter -

15.  In first month of quarter, submit contract for first major ISP customer. Work with customer to resolve outstanding legal and business issues

16.  In the third month of the quarter, execute contract and begin implementation of system for first major ISP customer.

17.  Submit contract to second major ISP customer.

Fourth Quarter -

18.  In the second month of the quarter, execute contract for our second major ISP customer.

19.  In the second month of the quarter, test implementation for first major ISP customer and go live with data acquisition.

20.  In the third month of the quarter, begin implementation on second major ISP customer.

21.  In the third month of the quarter, begin billing first major ISP customer.

Estimated Costs

We anticipate we will begin to receive revenue from customers during the fourth month of the quarter.  We anticipate the cost for the foregoing will be approximately as follows on a month by month basis:

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6
Marketing Study				25,000	25,000
Acquire Computer Equipment				40,333
General Overhead and Admin.				7,625	7,625	7,625
Legal and Accounting	5000	5000	5000	5,000	5,000	5,000
Sales & Marketing (Travel, Etc.)				21,875	21,875	21,875
CEO				10,417	10,417	10,417
Controller				3,750	3,750	3,750
Statistician 1				8,333	8,333	8,333
Statistician 2				8,333	8,333	8,333
Business Analyst 1				10,000	10,000	10,000
Business Analyst 2				10,000	10,000	10,000
Sr. Technical Analyst 1				11,250	11,250	11,250
Sr. Technical Analyst 2					11,250	11,250
Jr. Technical Analyst 1				7,083	7,083	7,083
Jr. Technical Analyst 2					7,083	7,083

	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12
Marketing Study
Acquire Computer Equipment
General Overhead and Admin.	7,625	7,625	7,625	7,625	7,625	7,625
Legal and Accounting	5,000	5,000	5,000	5,000	5,000	90,000
Sales & Marketing (Travel, Etc.)	21,875	21,875	21,875	21,875	21,875	21,875
CEO	10,417	10,417	10,417	10,417	10,417	10,417
Controller	3,750	3,750	3,750	3,750	3,750	3,750
Statistician 1	8,333	8,333	8,333	8,333	8,333	8,333
Statistician 2	8,333	8,333	8,333	8,333	8,333	8,333
Business Analyst 1	10,000	10,000	10,000	10,000	10,000	10,000
Business Analyst 2	10,000	10,000	10,000	10,000	10,000	10,000
Sr. Technical Analyst 1	11,250	11,250	11,250	11,250	11,250	11,250
Sr. Technical Analyst 2	11,250	11,250	11,250	11,250	11,250	11,250
Jr. Technical Analyst 1	7,083	7,083	7,083	7,083	7,083	7,083
Jr. Technical Analyst 2	7,083	7,083	7,083	7,083	7,083	7,083

There is no assurance that we will be able to raise enough money through this offering to begin and stay in business.  If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans.  We believe that if we are successful in raising the $1,368,000 we need to pay offering expenses, repay debt and conduct operations during our first year and to begin generating revenue, MagnaData will become a more attractive investment for investors.  At the present time, we have not made any arrangements to raise additional cash, other than through this offering.  There can be no assurance we will be able to raise the money we need.  If we need additional cash and can’t raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.   In that event, MagnaData’s Board of Directors will evaluate the situation and may be forced to seek to sell any assets MagnaData has and repay creditors.  In that situation, it is not anticipated that assets will be sufficient to make any payments to shareholders.

Limited Operating History; Need for Additional Capital

There is no historical financial information about our company upon which to base an evaluation of our performance.  We are a development stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays beginning to sell and provide our services, and uncertain demand by customers for our services.

To become profitable and competitive, we must recruit employees and begin marketing our services. We are seeking equity financing to provide for the capital required.

We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations and we may be forced to liquidate our assets and repay any creditors.  In that situation it is likely you will lose your entire investment.  Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From February 6, 2003, Date of Inception, through December 31, 2003, we have used our common stock to raise money for corporate organization expenses. Net cash provided by financing activities from inception on February 6, 2003 to December 31, 2003 was $45,605, as a result of proceeds from sales of common stock.  In addition, Tryon Capital, David Allison and David Neal have all provided services to MagnaData, either without payment or under agreements that do not require further payment ,although services continue to be provided.  See “Certain Relationships and Related Transactions.”

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from business operations.

We issued 1,505,000 shares of common stock through private placement offerings in February through April of 2003.

As of December 31, 2003, our current assets were $6,052 and our current liabilities were $67,700. MagnaData believes that it will have to raise additional capital (approximately $3,000,000) prior to December 31, 2004 to successfully conduct its business.

As described above, certain persons are providing services to MagnaData without payment.  Such persons are not expected to loan funds to MagnaData to finance operations.

MANAGEMENT

Executive Officers and Directors

The names of MagnaData’s directors and executive officers are listed below.  The terms of all directors expire at the next annual meeting of stockholders and upon election of their successors.  The terms of all officers expire upon the next annual meeting of the Board of Directors and upon the election of the successors to such officers.

Name	Age	Position
David Neal	47	President, CEO, Treasurer, Chief Financial Officer and Director
David R. Allison	55	Vice President, Secretary and Director
William H. Conklin	59	Director

David Neal has been MagnaData’s President, Chief Executive Officer and a member of its Board of Directors since its inception in February 2003.  Mr. Neal intends to devote 25% of his working time to MagnaData’s operations.  Mr. Neal also serves as the chief financial officer for Bloodhound Software, Inc., an application software service provider specializing in medical claims overpayment protection and medical billing data analysis, since August 2002.  Before joining Bloodhound, Mr. Neal, from March 2002 to August 2002, was a principal in Accelerant Ventures, a financial and marketing services firm assisting early-stage technology companies in the Research Triangle Park area of North Carolina.  Prior to co-founding Accelerant, Mr. Neal was vice president of finance and administration, from January 2000 until October 2001, at Plurimus Corporation.  Plurimus Corporation conducted an e-commerce intelligence business before it ceased operations in 2001.  Plurimus Corporation is not affiliated with MagnaData and provides no services to MagnaData.  He had also been a co-founder, and from December 1996 until December 1999 was vice president of finance and counsel at KVLabs in Chapel Hill, North Carolina.  Mr. Neal was also the Chief Financial Officer and legal counsel for CI Technologies, Inc. of Chapel Hill, North Carolina prior to its acquisition by Seagate Technology in 1995.  Mr. Neal holds undergraduate and law degrees from the University of North Carolina at Chapel Hill and has an MBA from Stanford University.

David R. Allison has been MagnaData’s, Vice President, Secretary and a member of its Board of Directors since its inception in February, 2003, and Mr. Allison intends to devote 25% of his working time to MagnaData.  In addition, Mr. Allison is the President, CFO and Chairman of the Board of Directors of CCP Worldwide, Inc., since September 2002.  CCO Worldwide, Inc. (“CCP”), through its wholly owned operating subsidiary Custom Craft Packaging, Inc. (“Custom Craft”) plans to manufacture cross-linked polyethylene foam.  Cross-linked polyethylene is a raw material used by fabricators in the production of many foam products, including medical devices, toys, automotive parts, plumbing components, floatation products and industrial applications.  Foam fabricators utilize the raw materials cross-linked polyethylene in the design and development of these end use products.  CCP Worldwide has no affiliation with MagnaData and provides no services to MagnaData.  Mr. Allison founded Custom Craft Packaging, Inc., CCP’s operating subsidiary, in 1993, and was its president and Chairman of its Board of Directors until Custom Craft was acquired by CCP.  Since 1993, Custom Craft has been a broker in the packaging business.  Custom Craft primarily brokers corrugated boxes and foam packaging for the manufacturers of industrial and consumer products.  From September 1999 to July 2000, he was also vice president of sales for CompuPrint, Inc., a publicly reporting company as of 2002, and is currently the president, CFO and Chairman of the Board of Directors of CompuPrint, Inc.  From 1985 to 1993, Mr. Allison was the founder and president of Com-Tech Packaging, Inc.  Mr. Allison graduated from the University of Denver with a B.S. degree in Business Administration in 1971.

William H. Conklin has been a member of MagnaData’s Board of Directors since March, 2003.  Mr. Conklin has over thirty years of development and sales experience with IBM in positions including Director, General Manager and Vice President, with his development experience ranging from managing over a thousand person business with a billion dollars in revenues to managing internal “start ups.”  From 1969 he served in a number of positions with IBM.  When he retired from IBM on January 1, 2000 he was a Director and Vice President of a division of IBM.  He is currently the managing partner of Solaramp, LLC, which position he started in September 2001.  Solaramp develops solid-state photovoltaic devices fro solar energy applications.  Solaramp has no affiliation with MagnaData and provides no services to MagnaData.  Mr. Conklin has a B.S. in Industrial Engineering from Lehigh University and a MBA degree from Fordham University.

EXECUTIVE COMPENSATION

Neither Mr. Neal, Mr. Allison nor any officers or directors of MagnaData is currently paid a salary by MagnaData or MagnaData (NC).  None of the current officers of MagnaData will be paid a salary until MagnaData raises $1,500,000 or begins to generate revenue, but Mr. Allison has a consulting agreement with MagnaData under which it has paid Mr. Allison $20,000.  No further amounts are payable to Mr. Allison under the consulting agreement. When sufficient capital is raised or revenue is generated, MagnaData’s Board of Directors will determine appropriate compensation levels based on available funds and the value of the contribution of each officer or director.    See “Certain Relationships and Related Transactions.”  In addition, after this offering, the officers of MagnaData will be granted stock options, which option grants will be subject to approval by the stockholders of MagnaData.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 1, 2004: (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Beneficial Owner	No. of Share (1) (2)	Percentage (2) At December 1, 2003	Percentage After Offering Completed (2) (3)
David Neal 5111-202 Copper Ridge Durham, NC 27707	350,000	28.5%	1.1%
David Allison 1411 Hedgelawn Way Raleigh, NC 27615	350,000	28.5%	1.1%
Peter Coker and Susan Coker Tryon Capital The Europa Center 100 Europa Drive Suite 455 Chapel Hill, NC 27514	350,000	28.5%	1.1%
William Conklin 2201 Landings Way Raleigh, NC 27615	0	0%	0%
Jerry Steinhorn and Ellyn Steinhorn 1305 Briarcliff Road Greensboro, NC 27408	200,000	16.3%	0.6%
All Officers and Directors As a Group (3 persons)	700,000	57.0%	2.2%

(1)          All shares are Common Stock.

(2)          The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

(3)          Assumes that all securities offered hereby will be sold.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(1)          MagnaData has entered into a services agreement with David Allison, a Vice President, founder, shareholder and director, and a consulting agreement with Tryon Capital, which is owned by Peter Coker, a founder and shareholder of MagnaData.

(2)        The Services Agreement dated February 17, 2003, between MagnaData and David Allison is for management services.  MagnaData pays Mr. Allison $5,000 per month until $20,000 is paid, plus expenses.  MagnaData has paid the full $20,000.  The terms of the Agreement has been extended until March 31, 2005, but the Agreement can be terminated by either MagnaData or Mr. Allison on thirty (30) days notice.  David Allison has agreed that no additional fees will accrue under this Agreement, unless and until MagnaData raises at least $2,250,000 of capital.

(3)        The Consulting Agreement dated February 17, 2003 with Tryon Capital is for business planning, mergers and acquisitions, strategic relationships, financial planning and other services.  MagnaData pays Tryon Capital a monthly fee of $2,750 until $15,000 is paid, plus expenses.  MagnaData has paid the full $15,000.  The terms of the Agreement has been extended until march 31, 2005, but the Agreement can be terminated by either MagnaData or Tryon Capital on thirty (30) days notice.  Tryon Capital has agreed that no additional fees will accrue under this Agreement unless and until MagnaData raises at least $2,250,000 of capital.  The only acquisition MagnaData plans for its first several years of operations is to possibly acquire small independent consulting companies as a means of recruiting personnel to conduct the business described in this Prospectus.  We anticipate consultants operating their own businesses will prefer that MagnaData acquire their businesses, rather than requiring new hires to liquidate their companies.

(4)          MagnaData also shares office space with Tryon Capital and pays Tryon Capital a rent of $1,000 per month.  The oral agreement can be terminated by either Tryon Capital or MagnaData with thirty (30) days notice.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 1,505,000 shares are issued and outstanding as of the date of the prospectus, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding, the rights and preferences of which may be established from time to time by our Board of Directors.

The following description of our securities contains all material information.  However, the description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you.  For more complete information, you should read our Certificate of Incorporation together with our corporate bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.  Such holders do not have cumulative voting rights.  Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive any dividends, if any, that may be declared from time to time by our Board of Directors out of funds legally available therefor on a pro rata basis.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive our net assets ratably, after the payment of:

          i.          all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

          ii.          all unsecured liabilities, including any then unsecured outstanding debt securities which we have issued as of such time; and

          iii.          all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Board of Directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions applicable to such shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of such series.  Such shares may have rights senior to our common stock.  The issuance of preferred stock may have the effect of delaying or preventing a change in control of MagnaData.  The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.  At present, we have no plans to issue any shares of our preferred stock; however, we may have to issue preferred stock in order to raise additional capital.  See CAPITAL REQUIREMENTS under MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

2003 Equity Compensation Plan

We adopted our 2003 Equity Compensation Plan on February 13, 2003.  The plan provides for the grant of options intended to qualify as “incentive stock options”, options that are not intended to so qualify or “nonstatutory stock options” and restricted stock.  The total number of shares of common stock reserved for issuance under the plan is 1,300,000 shares, subject to adjustment in the event of stock split, stock dividend, recapitalization or similar capital change.   No grants have been made under the plan.

The plan is administered by our Board of Directors, which selects the eligible persons to whom options or stock awards shall be granted, determines the number of shares subject to each option or stock award, the exercise price therefore and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan.  Each option or stock award granted under the plan shall be evidenced by a written agreement between MagnaData and the optionee.

Grants may be made to employees (including officers) and directors of MagnaData and MagnaData (NC) and to certain consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted.  The exercise price for nonstatutory options is determined by the Board of Directors.  Incentive stock options granted under the plan have a maximum term of ten years, except for grants to 10% stockholders which are subject to a maximum term of five years.  The term of nonstatutory stock options is determined by the Board of Directors.  Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year.  Our fiscal year ends December 31.

Transfer Agent

We intend to appoint a transfer agent for our common stock before this registration statement becomes effective

MARKET FOR COMMON STOCK

Market Information

There is no public trading market on which MagnaData’s common stock is traded.  MagnaData intends to engage a broker-dealer who will file a Form 211 with the National Association of Securities Dealers (“NASD”) to allow the quote of MagnaData’s common stock on the OTCBB.  There is no assurance that our common stock will be included on the OTCBB.

There are eleven record holders of our common stock.

We have outstanding 1,505,000 shares of common stock as of February 1, 2004.  Of these shares, none will be freely tradable without restriction under the Securities Act.  These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144.  Non-affiliates currently hold 405,000 shares of our common stock, which is 14.6% of our outstanding shares.  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated for purposes of Rule 144) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.  Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.  Under Rule 144(k), a person who is not deemed to have been an affiliate of MagnaData within the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitations or notice provisions of Rule 144.

We can offer no assurance that an active public market in our shares will develop.  Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

LEGAL PROCEEDINGS

We are not a party to, nor aware we aware of, any existing, pending or threatened lawsuits or other legal actions.

LEGAL MATTERS

Certain legal matters, including the legality of the issuance of shares of common stock offered herein, are being passed upon by us by our counsel, Daniels Daniels & Verdonik, P.A., 1822 NC Highway 54, Suite 200, Durham, North Carolina 27713, who are also representing us in connection with the filing of the Registration Statement of which this Prospectus is a part.

EXPERTS

The audited financial statements of MagnaData for the period from February 6, 2003 (Date of Inception) through December 31, 2003 have been included herein and in the registration statement in reliance upon the report of Hansen, Barrett & Maxwell, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act.  We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus.  This prospectus is part of the registration statement, and as permitted by the SEC’s rules, does not contain all of the information in the registration.  For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement.  You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

MAGNADATA, INC.
(A Development Stage Enterprise)

HANSEN, BARNETT & MAXWELL A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, Utah 84180-1128 Phone: (801) 532-2200 Fax (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
MagnaData, Inc.

We have audited the consolidated balance sheet of MagnaData, Inc. and subsidiary (a development stage enterprise) as of December 31, 2003 and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from February 6, 2003 (date of inception) through December 31, 2003. These financial statements are the responsibility of MagnaData’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MagnaData, Inc. as of December 31, 2003 and the results of its operations and its cash flows for the period from February 6, 2003 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that MagnaData will continue as a going concern. As discussed in Note 2 to the financial statements, MagnaData’s lack of operating history raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                                    /s/ Hansen, Barnett & Maxwell

                                                                                    HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
February 1, 2004

MAGNADATA, INC.
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEET

December 31	2003
ASSETS
Current Assets
Cash	$219
Prepaid consulting expense	5,833
Total Current Assets	6,052
Total Assets	6,052

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
Accrued liabilities	67,565
Related party payable	135
Total Current Liabilities	67,700

Stockholders' Deficit
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; zero shares issued and outstanding	-
Common stock - $0.0001 par value; 100,000,000 shares authorized, 1,505,000 shares issued and outstanding	151
Additional paid-in capital	45,454
Deficit accumulated during the development stage	(107,253)
Total Stockholders' Deficit	(61,648)
Total Liabilities and Stockholders' Deficit	$6,052

The accompanying notes are an integral part of these consolidated financial statements.

MAGNADATA, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF OPERATIONS

For the Period February 6, 2003 (Date of Inception) Through December 31	2003
Revenue	$-
General and administrative expenses	107,253
Net Loss	$(107,253)
Basic Loss Per Share	(0.08)
Weighted Average Number of Shares Outstanding	1,424,466

The accompanying notes are an integral part of these consolidated financial statements.

MAGNADATA, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stock- holder's Deficit
	Shares	Amount
Balance - February 6, 2003 (Date of Inception	-	$-	$-	$-	$-
Shares issued for cash
February 2003 - $0.001 per share	1,050,000	105	-	-	105
February 2003 - $0.10 per share	180,000	18	17,982	-	18,000
April 2003 - $0.10 per share	225,000	23	22,477	-	22,500
May 2003 - $0.10 per share	50,000	5	4,995	-	5,000
Net Loss	-	-	-	(107,253)	(107,253)

Balance - December 31, 2003	1,505,000	$151	$45,454	$(107,253)	$(61,648)

The accompanying notes are an integral part of these consolidated financial statements.

MAGNADATA, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period February 6, 2003 (Date of Inception) Through December 31	2003
Cash Flows from Operating Activities:
Net loss	$(107,253)
Adjustment to reconcile net income to net cash provided by operating activities:
Prepaid consulting expense	(5,833)
Accrued liabilities	67,565
Net Cash From Operating Activities	(45,521)

Cash Flows from Investing Activities	-

Cash Flows From Financing Activities:
Advance from related party	135
Proceeds from sale of common stock	45,605
Net Cash From Financing Activities	45,740

Net Increase in Cash	219
Cash at Beginning of Period	-
Cash at End of Period	$219

The accompanying notes are an integral part of these consolidated financial statements.

MAGNADATA, INC.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2003

NOTE 1 – NATURE OF BUSINESS

Organization and Nature of Operations —On February 6, 2003, MagnaData, Inc. (“the Company”) was organized under the laws of the State of Delaware.  The Company’s wholly owned subsidiary, MagnaData (NC), Inc. was incorporated under the laws of North Carolina on February 18, 2003.  The Company is considered a development stage enterprise and is in the process of raising capital to fund operations.  As such, the Company has since inception spent most of its efforts in developing its business plan and in raising capital to fund its operations. The Company has relied upon cash flows from equity issuances to sustain operations.  The planned operations of the Company consist of advising Internet Service Providers on how to develop and sell e-commerce intelligence. The Company has had no revenues from any source to date.  The Company has selected December 31 as its fiscal year end.

Consolidation—The accompanying consolidated financial statements include the accounts of MagnaData, Inc. and its wholly-owned subsidiary MagnaData (NC), Inc.  Inter-company accounts and transactions have been eliminated in consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments— The carrying amounts reported in the accompanying financial statements for current assets and current liabilities approximate fair values because of the immediate or short-term maturities of these financial instruments.

Business Condition — The Company is a new company with no operating history.  It has not yet been able to execute its business plan.  This situation raises substantial doubt about its ability to continue as a going concern. The Company plans to fund its operations by issuing equity securities or loans from related parties. Success in these efforts is not assured.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Income Taxes— The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the asset or liabilities are recovered or settled.  Deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.  Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Net Loss Per Share — Basic loss per common share is computed on the basis of the weighted-average number of common shares outstanding during the period.

MAGNADATA, INC.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2003

NOTE 3 – STOCKHOLDERS’ EQUITY

Common Stock—In February 2003, the Company issued 2,400 shares of common stock to founders of the Company, for cash proceeds of $105 or $0.04 per share.  Immediately following the issuance, the shareholders approved a 437.5 for 1 forward stock split to its outstanding common stock.  The stock split has been retroactively reflected in the accompanying consolidated financial statements.

In February, April and May 2003, the Company issued 455,000 shares of common stock to various individuals for cash proceeds of $45,500 or $0.10 per share.

Equity Compensation Plan— On February 6, 2003 and as amended on February 14, 2003, the Company adopted the 2003 Equity Compensation Plan to attract and retain high quality personnel. This plan allows the Company to issue up to 1,300,000 shares of common stock through stock options, restricted stock or stock awards. As of December 31, 2003, no shares were issued under this plan.

NOTE 4 – RELATED PARTY TRANSACTIONS

In February 2003 certain shareholders of the Company advanced the Company a total of $135 for operations.  There are no terms associated with those advances and the Company plans to re-pay those amounts in the near future.

During February 2003, the Company entered into consulting agreements with a shareholder/officer of the Company and a company related through common ownership for executive, management and financial planning services.  These agreements expire in February 2004.  Compensation for these agreements, in the amount of $31,000 has been paid and is being amortized over the life of the agreements.  As part of these consulting agreements, the Company also paid $4,000 for one year’s rental for office space which is being amortized over the life of the agreement.  From February 6, 2003 through December 31, 2003, the Company recognized $25,834 in consulting expense and $3,333 in rent under these agreements.  Subsequent to year end, these agreements were amended.  Beginning the month the Company raises at least $2,250,000 from sales of securities, the Company will pay $7,750 per month for consulting services and $1,000 per month for rent.  The amended agreements terminate March 2005.

NOTE 5 – SUBSEQUENT EVENT

In January 2004, the Company borrowed $5,000 and entered into a note payable agreement for the repayment of these funds.  The note bears interest and 12% per annum and is due on demand.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, we have included in our Certificate of Incorporation and our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of their performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law.  The Delaware General Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under any agreement, vote of stockholders or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MagnaData pursuant to the foregoing, or otherwise, MagnaData has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25.  EXPENSES OF ISSUANCE AND DISTRIBUTION.

The other expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee	$300
Legal Fees	$60,000
Accounting Fees	$10,000
Printing and Engraving	$700
Miscellaneous	$4,000

TOTAL	$75,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

At the time of its incorporation in February 2003, MagnaData issued 8,000 shares of its common stock (for an aggregate of 24,000 shares) to each of its founding shareholders (David Neal, David R. Allison and Peter L. Coker, Sr. and Susan Coker, as joint tenants) at $0.004 per share and $105 in the aggregate.  Through a stock split later that month, these shares became 350,000 for each founder, for an aggregate of 1,050,000 shares.  These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act and the rules adopted thereunder.  All the investors are accredited investors.  All the investors have prior experience investing in start-up technology companies.  All the investors were provided access to all the information they deemed relevant to their investment decisions.  All the investors had prior business dealings with one another.  Neither MagnaData nor any person acting on its behalf offered or sold the securities by any general solicitation or general advertising.  A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

From February through April 2003, MagnaData sold 455,000 shares of its common stock at a price of $0.10 per share to eight investors pursuant to a private offering for a total of $45,500.  This offering was conducted pursuant to Rule 506 under Regulation D.  All the investors are accredited investors.  All the investors have prior experience investing in start-up technology companies.  All the investors were provided access to all the information they deemed relevant to their investment decisions.  All the investors had prior business dealings with one another.  Neither MagnaData nor any person acting on its behalf offered or sold the securities by any general solicitation or general advertising.  A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

ITEM 27.  EXHIBITS.

Exhibit Number	Description
3.1	Certificate of Incorporation*
3.2	First Amendment to Certificate of Incorporation, dated April 28, 2003*
3.3	By-Laws*
4.1	Specimen Certificate of Common Stock*
5.1	Form of Opinion of Counsel
10.1	2003 Equity Compensation Plan*
10.2	Consulting Agreement with Tryon Capital
10.3	Services Agreement with David Allison
23.1	Accountant’s Consent
23.2	Counsel’s Consent to Use Opinion (included in Exhibit 5.1)
99	Subscription Agreement*

*   Previously filed with the Registration Statement on June 26, 2003 or Amendment No. 1 on October 27, 2003

ITEM 28.  UNDERTAKINGS.

          The Registrant undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (the “Registration Statement”):

                    (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

                    (ii)          To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20%change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                    (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement, including (but not limited to) the addition of an underwriter.

          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in connection with the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Chapel Hill, North Carolina on February  17, 2004.

MagnaData, Inc. By: /s/ David Neal David Neal, President, Chief Executive Officer, Treasurer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, the registration statements was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATED
/s/ David Neal David Neal	President, Chief Executive Officer, Treasure, Chief Financial Officer and Director	February 17, 2004
/s/ David R. Allison David R. Allison	Secretary and Director	February 17, 2004
/s/ William H. Conklin William H. Conklin	Director	February 17, 2004

MAGNADATA, INC.

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Incorporation*
3.2	First Amendment to Certificate of Incorporation dated April 28, 2003*
3.3	By-Laws*
4.1	Specimen Certificate of Common Stock*
5.1	Form of Opinion of Counsel
10.1	2003 Equity Compensation Plan*
10.2	Consulting Services Agreement with Tryon Capital
10.3	Services Agreement with David Allison
23.1	Accountant’s Consent
23.2	Counsel’s Consent to Use Opinion (included in Exhibit 5.1)
99	Form of Subscription Agreement*

*   Previously filed with the Registration Statement on June 26, 2003 or Amendment No. 1 on October 27, 2003